March 2007	Pricing Sheet dated March 23, 2007 relating to
Preliminary Pricing Supplement No. 219 dated February 22, 2007 to
Registration Statement No. 333-131266
Filed pursuant to Rule 433

Structured Investments
Opportunities in Currencies
Currency-Linked Capital-Protected Notes due March 30, 2009
Based on the Performance of a Basket of Four Asian Currencies Relative to the U.S. Dollar
China + Korea + India + Taiwan

P R I C I N G T E R M S – M a r c h 2 3 , 2 0 0 7
Issuer:	Morgan Stanley
Issue Price:	$1,000 (See “Commissions and Issue Price” below)
Stated Principal Amount:	$1,000
Aggregate Principal Amount:	$31,895,000
Pricing date:	March 23, 2007
Settlement Date:	March 30, 2007 (5 business days after the pricing date)
Maturity Date:	March 30, 2009
Principal Protection:	100%
Participation Rate:	130%
Interest Rate:	None
Basket:	Basket Currencies	Initial Exchange Rate	Weighting
	Taiwan dollar (“TWD”)	33.009	25%
	Chinese renminbi (“CNY”)	7.7359	25%
	Korean won (“KRW”)	938.50	25%
	Indian rupee (”INR”)	43.70	25%
Maturity Redemption Amount:	$1,000 + Supplemental Redemption Amount (if any)
Supplemental Redemption Amount:	$1,000 times Basket Performance times the Participation Rate; provided that the Supplemental Redemption Amount will not be less than zero.
Basket Performance:	Sum of the weighted Performance Values of each of the Basket Currencies
Performance Value:	With respect to each Basket Currency: [(Initial Exchange Rate / Final Exchange Rate) - 1] x Weighting
Final Exchange Rate:	The Exchange Rate on the Valuation Date
Exchange Rate:	With respect to each Basket Currency, the rate for conversion of such Basket Currency into U.S. dollars as determined by reference to the applicable Reuters Page.
Valuation Date:	March 19, 2009, subject to adjustment in the event of non-Currency Business Days.
CUSIP:	617446F38
Listing:	None
Agent:	Morgan Stanley & Co. Incorporated
Commissions and issue price:		Price to Public(1)	Agent’s Commissions(1)(2)	Proceeds to Company
	Per Note	100%	2%	98%
	Total	$31,895,000	$637,900	$31,257,100

(1)	The actual price to public and agent’s commissions for a particular investor may be reduced for volume purchase discounts depending on the aggregate amount of securities purchased by that investor. The lowest price payable by an investor is $992.50 per security. Please see the first page of the preliminary pricing supplement for further details.

(2)	For additional information, see “Description of Notes – Supplemental Information Concerning Plan of Distribution” in the preliminary pricing supplement.

The issuer has filed a registration statement (including a prospectus) with the SEC for the offering to which this communication relates. Before you invest, you should read the prospectus in that registration statement and other documents the issuer has filed with the SEC for more complete information about the issuer and this offering. You may get these documents for free by visiting EDGAR on the SEC Web site at www.sec.gov. Alternatively, the issuer, any underwriter or any dealer participating in the offering will arrange to send you the prospectus if you request it by calling toll-free 1-800-584-6837.

You may access these documents on the SEC web site at www.sec.gov as follows:

Preliminary Pricing Supplement No. 219, dated February 22, 2007
Prospectus Supplement dated January 25, 2006
Prospectus dated January 25, 2006